Exhibit 10.1
Transition Agreement
This Transition Agreement (the “Agreement”), by and between Cardlytics, Inc. (the “Company”) and Kirk Somers (“You” or “Your”) (collectively the “Parties”), is entered into and effective as of June 20, 2022 (the “Effective Date”).
1.Termination of Separation Agreement. As of the Effective Date, the Parties acknowledge and agree that the Amended and Restated Separation Pay Agreement between You and the Company dated January 26, 2018 (the “Separation Agreement”) shall terminate. The termination of the Separation Agreement does not and will not result in the vesting, acceleration, or triggering of any employment benefit in Your favor, including, but not limited to, any post-termination payment obligation or any separation payment or benefit, or any other right which You may have under the Separation Agreement.
2.Terms of Transition.
(a)At-Will Employment. The Company shall continue to employ You on an at-will basis through December 31, 2023 (the “Separation Date”). The time period from the Effective Date through the Separation Date shall be referred to herein as the “Transition Term.” During the Transition Term, either You or the Company may terminate Your employment at any time, with or without cause or notice. In the event that Your employment is terminated prior to the Separation Date, the date of termination shall be the Separation Date for all purposes of this Agreement. During the Transition Term, You are not eligible for (i) any bonuses except as set forth in this Agreement, and (ii) any vesting of restricted stock units, except those explicitly identified in Paragraph 2(c). During the Transition Term, if Your employment terminates prior to December 31, 2023 for any reason (including without limitation termination by reason of Your death or permanent disability) other than (A) Your termination by the Company for Cause (as defined in the Cardlytics, Inc. 2018 Equity Incentive Plan (the “Plan”)), or (B) Your resignation for any reason, then, provided that You otherwise satisfy all requirements for the payment of the consideration described in Section 3, You (or the representative of Your estate) will be entitled to payment of (1) any bonus that You otherwise would have received pursuant to Section 2(c)(iii) to the extent it has not yet been paid; (2) the amounts set forth in Section 3; (3) an amount equal to Four Hundred and Eighty Thousand Dollars and No Cents ($480,000.00) less the amount of compensation paid to You pursuant to Section 2(c), paid in equal installments (each of which shall constitute a separate payment for purposes of §409A of the Internal Revenue Code) over the period commencing with the first Company payroll date that is at least eight (8) days after You return an executed version of the Release Agreement (as hereinafter defined) and ending with December 31, 2023, and (4) an amount equal to the value, calculated on the Separation Date, of any restricted stock units or shares of restricted stock or stock options that are forfeited on the Separation Date but would have vested had Your employment continued through December 31, 2023, paid on the first Company payroll date that is at least eight (8) days after You return an executed version of the Release Agreement.
(b)Transition Duties. From the Effective Date through December 31, 2023, You agree to perform duties as requested and authorized by the Company, including, but not limited to, cooperating with the Company in effecting a smooth transition of Your duties and responsibilities as Chief Legal and Privacy Officer. After July 15, 2022, You shall only perform duties on an as-needed basis as reasonably instructed by the Company, and if instructed by the Company, shall refrain from performing any service or services. Any and all duties performed during the Transition Term shall be referred to herein as the “Transition Duties.” You agree to perform all Transition Duties faithfully, diligently, and industriously, and agree to use Your best efforts to complete the Transition Duties to the reasonable satisfaction of the Company. For avoidance of doubt, You will not be considered to have failed to perform the Transition Duties, or otherwise to have breached this Agreement, by reason of activities related to seeking new employment or, after July 15, 2022, by obtaining or commencing new employment, provided that such new employment would not violate the terms of the Prior Agreements (as hereinafter defined).
(c)Transition Compensation. During the Transition Term, the Company shall,
(i)Continue to pay You 90% of Your salary or $288,000 at the gross semi-monthly rate of Twelve Thousand Dollars ($12,000.00), subject to all applicable withholdings and paid in accordance with the Company’s regular payroll schedule. You shall remain eligible to participate in all employee benefit plans in which You participated immediately prior to the Effective Date, subject to the terms and conditions of such plans.
(ii)Continue to provide You medical benefits under the Company’s major medical group health plan through the Separation Date, and pay Your portion of Your monthly premiums as the Company has done prior to the Effective Date; provided, however, that in the event that You obtain other employment that offers group health benefits, the Company’s obligation to provide such coverage shall immediately cease when You become eligible to participate in such group health benefit plan.
(i)Pay You the bonus You would have earned for the second quarter of 2022 based on the Company’s performance but only if similarly situated executives are actually paid such a bonus, paid on the same date the Company pays all such other bonuses for the second quarter of 2022.
(ii)Pay You a half of the annual bonus You would have earned for the year of 2022 based on the Company’s performance but only if similarly situated executives are actually paid such a bonus, paid on the same date the Company pays all such other bonuses for the year of 2022.
(iii)Ensure that all previously granted unvested Restricted Stock Units (performance and time-based) for which the performance criteria have already been achieved shall vest on schedule unless You are in possession of material non-public information of the Company in which case such RSUs will be released when You are no longer in possession of material non-public information. For clarity, the above referenced RSUs are expected to vest during the Transition Term:
A.6/9/2022 (delivered after vesting when the trading window opens): 7,813 shares based on achieving the adj contribution growth rate, Award Number 2905-E;

Exhibit 10.1
B.10/6/2022: 7,812 shares based on achieving the targeted advertiser count, Award Number 2905-L;
C.12/9/2022: 7,812 shares based on achieving the adj contribution growth rate, Award Number 2905-F;
D.3/22/2023: 4,649 time based restricted shares, Award Number 5756;
E.4/1/2023: 8,468 time based restricted shares, Award Number 3424;
F.4/5/2023: 1,705 time based restricted shares, Award Number 4960;
G.6/22/2023: 1,162 time based restricted shares, Award Number 5756;
H.9/22/2023: 1,163 time based restricted shares, Award Number 5756;
I.12/22/2023: 1,162 time based restricted shares, Award Number 5756; and
J.Any performance shares that vest prior to 12/31/2023.
3.Consideration. Provided You complete the entire Transition Term and otherwise comply with this Agreement, then following the completion of the entire Transition Term, You shall have twenty-one (21) days within which to return an executed version of the Release Agreement attached as Exhibit A to the Company’s Vice President of People Operations, James Hart, located at 675 Ponce de Leon Avenue, Suite 6000, Atlanta, Georgia, 30308, and, only if You do so, and do not revoke Exhibit A, the Company shall pay You a lump sum separation payment equal to Forty-Eight Thousand Dollars ($48,000.00), minus all applicable withholdings, including taxes and Social Security (the “Separation Payment”). The Separation Payment shall be paid on the first Company payroll date that is at least eight (8) days after You return an executed version of the Release Agreement to the Company’s Vice President of People Operations.
Because You will no longer be employed by the Company following the Separation Date, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You acknowledge that the Separation Date shall be the date used in determining benefits under all Company employee benefit plans. Notwithstanding the foregoing, it is expressly agreed that Your Continuous Service as defined in the Plan shall continue through the Separation Date. The Company’s obligation to provide the payments and benefits set forth above shall terminate immediately if You breach this Agreement, the Release Agreement, or any post-termination obligations to which You are subject.
Notwithstanding anything to the contrary set forth above, if You breach this Agreement, the Release Agreement, or any post-termination obligations to which You are subject, You acknowledge and agree that (i) You shall return to the Company ninety-five percent (95%) of any amounts You received under this Section above within ten (10) calendar days after receiving notice from the Company of such breach, as such amounts are not deemed earned absent Your compliance with this Agreement and the Release Agreement, and (ii) the remaining five percent (5%) shall constitute full and complete consideration sufficient to support enforcement of this Agreement and the Release Agreement, including, but not limited to, Your release of claims hereunder.

Exhibit 10.1
4.     Release. In exchange for continuing Your employment through the Transition Term and the consideration set forth in Section 3, You release and discharge the Company1 from any and all claims or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of the Employment Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, claims for breach of contract, tort, negligent hiring, negligent training, negligent supervision, negligent retention, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims arising out of or relating to equity or other ownership interest in the Company, claims to commissions, attorneys’ fees, or any other compensation. You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work- related injury or illness, and that You do not believe that this Agreement is a subterfuge to avoid disclosure of sexual harassment or gender discrimination allegations. You acknowledge and represent that You (i) have been fully paid (including, but not limited to, any overtime to which You are entitled, if any) for hours You worked for the Company and
(ii) do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act. Notwithstanding the foregoing, the release of claims set forth above does not waive (a) Your right to receive benefits under the Company’s employee benefit plans, if any, that either (1) have accrued or vested prior to the Effective Date, or (2) are intended, under the terms of such plans, to survive Your separation from the Company, (b) Your rights arising under this Agreement,
(c) Your rights as a holder of equity interests in the Company, or (d) Your rights to indemnification against any third party claims asserted against You as a result of service as an employee or officer of the Company or a fiduciary of any employee benefit plan maintained by the Company.
5.    OWBPA/ADEA Waiver By agreeing to this provision, You release and waive any right or claim against the Company1 arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”), and the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A.
§ 34-1-2 (such release and waiver referred to as the “Waiver”). You understand and agree that, (i) this Agreement is written in a manner that You understand; (ii) You do not release or waive rights or claims that may arise after You sign this Agreement; (iii) You waive rights and claims You may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled; (iv) You are advised to consult with an attorney before signing this Agreement; (v) You have twenty-one (21) calendar days from receipt of this Agreement to consider whether to sign it (the “Offer Period”). The Parties agree that the Company may revoke this offer at any time. However, if You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. You agree that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period; (vi) You have seven (7) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”). If You revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the consideration set forth in this Agreement. To be effective, the revocation must be in writing and received by the Company’s Vice President of People Operations, James Hart, at 675 Ponce de Leon Avenue, Suite 6000, Atlanta, Georgia, 30308, prior to expiration of the Revocation Period; and (vii) this Waiver shall not become effective or enforceable until the Revocation Period has expired.
6.    No Admission of Liability. This Agreement is not an admission of liability by You or the Company1. The Company and You each denies any liability whatsoever. You and the Company enter into this Agreement to reach a mutual agreement concerning Your separation from the Company.
7.    Non-Disparagement/ Future Employment. You shall not make any disparaging or defamatory statements, whether written or oral, regarding the Company.1 The Company shall instruct its senior executives not to make, any disparaging or defamatory statements, whether written or oral, regarding You. You agree that the Company has no obligation to consider You for employment should You apply in the future.

1 For purposes of Sections 4, 5, 6, and 7 of this Agreement, the term “Company” includes the Company, the Company’s parents, subsidiaries, affiliates and all related companies, as well as each of their respective current and former officers, directors, shareholders, members, managers, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

Exhibit 10.1

8.Expense Reimbursement. You agree that, within ten (10) days of the Separation Date, You will submit a final expense reimbursement statement and supporting documentation reflecting all business expenses You incurred through the Separation Date for which You seek reimbursement, if any. The Company shall review and reimburse You for these business expenses pursuant to its regular business practice. The Company shall not reimburse You for any business expenses submitted more than ten (10) days after the Separation Date.
9.Assignability. If the Company and all its assets and liabilities or stock are acquired during Transition Term, this Agreement, will be assigned to the acquiring entity.
10.Confidentiality. You acknowledge and agree that neither You nor anyone acting on Your behalf has made or shall make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page, social networking site, “blog,” or “chat room,” judicial or administrative agency or body, business entity, or association, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors; or (iii) any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena. If You are contacted, served, or learn that You shall be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to immediately notify the Company’s Chief Legal and Privacy Officer, Nick Lynton, by telephone and as soon as possible thereafter in writing, unless You are precluded by law from doing so. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (i) or (ii) of this paragraph, You shall inform such person or entity (a) of this confidentiality provision, and (b) to maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity shall be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.
11.Return of Company Property. You shall, on or before the date Your employment with the Company ends for any reason or at any time upon the Company’s request, return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phone, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), tapes, laptop computer, electronic storage device, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company; provided, however, that as long as You continue providing services to the Company pursuant to the terms of this Agreement, You may retain the laptop and monitors that You have used while working at home so You can continue to provide support to the Company. You shall not (a) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody, or control, or (b) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated with or related to the Company, or
(ii) the Company’s customers, licensors, or suppliers.
12.Attorneys’ Fees. In the event of litigation relating to this Agreement other than a challenge to the Waiver, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.
13.Entire Agreement. This Agreement, including Exhibit A which is incorporated by reference, and the Employment Covenants Agreements executed by You on June 25, 2014 and March 1, 2022 (the “Prior Agreements”) (collectively the “Agreements”) constitute the entire agreement between the Parties. The Prior Agreements are incorporated by reference, and any of Your post-termination obligations contained in the Prior Agreements shall remain in full force and effect, and shall survive cessation of Your employment. You acknowledge that Your post-termination obligations contained in the Prior Agreements are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. These Agreements supersede any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment. Other than the Agreements, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
14.Non-Interference. Notwithstanding anything to the contrary set forth in this Agreement or in any other Agreement between You and the Company, nothing in this Agreement or in any other Agreement shall limit Your ability, or otherwise interfere with Your rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”),
(b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.

Exhibit 10.1

15.Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern. You agree that any and all claims arising out of or relating to this Agreement shall be brought solely and exclusively in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
16.Voluntary Agreement. You acknowledge the validity of this Agreement and represent that You have the legal capacity to enter into this Agreement. You acknowledge and agree You have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.
17.Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles and scanned images. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.
If the terms set forth in this Agreement are acceptable, please initial each page, sign below, and return the signed original to the Company on or before the 21st day after You receive this Agreement. You understand that this Agreement can be revoked at any time after the expiration of the Offer Period. If the Company does not receive a signed original on or before the 21st day after You receive this Agreement, then this offer is automatically revoked and You shall not be entitled to the consideration set forth in this Agreement.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Cardlytics, Inc.	Kirk Somers

/s/ Lynne Laube	/s/ Kirk Somers
Date: June 22, 2022	Date: June 22, 2022
Chief Executive Officer

Exhibit 10.1
Exhibit A: Release Agreement
[Release Agreement begins on next page.]
[The Parties should only execute the Release Agreement following expiration of the Transition Term.]

Exhibit 10.1
Release Agreement
This Release Agreement (the “Agreement”) by and between Cardlytics, Inc. (the “Company”) and Kirk Somers (“You” or “Your”) (collectively the “Parties”) is entered into and effective as of     ,     (the “Effective Date”).
1.Release. In exchange for the consideration set forth in the Transition Agreement between the Parties dated June
, 2022 (the “Transition Agreement”), incorporated herein by reference, You release and discharge the Company1 from any and all claims or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of the Employment Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, claims for breach of contract, tort, negligent hiring, negligent training, negligent supervision, negligent retention, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims arising out of or relating to equity or other ownership interest in the Company, claims to commissions, attorneys’ fees, or any other compensation. You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness, and that You do not believe that this Agreement is a subterfuge to avoid disclosure of sexual harassment or gender discrimination. You acknowledge and represent that You (i) have been fully paid (including, but not limited to, any overtime to which You are entitled, if any) for hours You worked for the Company and (ii) do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act. Notwithstanding the foregoing, the release of claims set forth above does not waive (a) Your right to receive benefits under the Company’s employee benefit plans, if any, that either (1) have accrued or vested prior to the Effective Date, or (2) are intended, under the terms of such plans, to survive Your separation from the Company, (b) Your rights arising under this Agreement, (c) Your rights as a holder of equity interests in the Company, or (d) Your rights to indemnification against any third party claims asserted against You as a result of service as an employee or officer of the Company or a fiduciary of any employee benefit plan maintained by the Company.
2.OWBPA/ADEA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company1 arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”), and the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A.
§ 34-1-2 (such release and waiver referred to as the “Waiver”). You understand and agree that, (i) this Agreement is written in a manner that You understand; (ii) You do not release or waive rights or claims that may arise after You sign this Agreement; (iii) You waive rights and claims You may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled; (iv) You are advised to consult with an attorney before signing this Agreement; (v) You have twenty-one (21) calendar days from receipt of this Agreement to consider whether to sign it (the “Offer Period”). The Parties agree that the Company may revoke this offer at any time. However, if You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. You agree that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period; (vi) You have seven (7) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”). If You revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the consideration set forth in this Agreement. To be effective, the revocation must be in writing and received by the Company’s Vice President of People Operations, James Hart, at 675 Ponce de Leon Avenue, Suite 6000, Atlanta, Georgia, 30308, prior to expiration of the Revocation Period; and (vii) this Waiver shall not become effective or enforceable until the Revocation Period has expired.
3.No Admission of Liability. This Agreement is not an admission of liability by You or the Company.1 You and the Company each denies any liability whatsoever. You and the Company enter into this Release Agreement to reach a mutual agreement concerning Your separation from the Company.
4.Entire Agreement. This Agreement, the Transition Agreement, and the Employment Covenants Agreements executed by You on June 25, 2014 and March 1, 2022 (the “Prior Agreements”) (collectively the “Agreements”) constitute the entire agreement between the Parties. The Prior Agreements are incorporated by reference, and any of Your post- termination obligations contained in the Prior Agreements shall remain in full force and effect, and shall survive cessation of Your employment. You acknowledge that Your post-termination obligations contained in the Prior Agreements are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. These Agreements supersede any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment. Other than the Agreements, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
1 For purposes of Sections 1, 2, and 3 of this Agreement, the term “Company” means the Company, the Company’s parents, subsidiaries, affiliates, and all related companies, as well as each of their respective current and former officers, directors, shareholders, members, managers, employees, agents, and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

Exhibit 10.1

5.Non-Interference. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement between You and the Company, nothing in this Agreement or in any other agreement shall limit Your ability, or otherwise interfere with Your rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”),
(b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation
6.Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern. You agree that any and all claims arising out of or relating to this Agreement shall be brought solely and exclusively in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
7.Voluntary Agreement. You acknowledge the validity of this Agreement and represent that You have the legal capacity to enter into this Agreement. You acknowledge and agree You have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.
8.Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles and scanned images. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.
If the terms set forth in this Agreement are acceptable, please initial each page, sign below, and return the signed original to the Company on or before the 21st day after You receive this Agreement. If the Company does not receive a signed original on or before the 21st day after You receive this Agreement, then this offer is automatically revoked, and You shall not be entitled to the consideration set forth in Section 3 of the Transition Agreement.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Cardlytics, Inc.	Kirk Somers

/s/ Lynne M. Laube	/s/ Kirk Somers
Date: June 22, 2022	Date: June 22, 2022
Chief Executive Officer